DISTRIBUTION PLAN
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST (CLASS I)
SCHEDULE A

PORTFOLIOS
Balanced Portfolio
Growth Portfolio
Guardian Portfolio
Large Cap Value Portfolio
Mid Cap Intrinsic Value Portfolio
Mid-Cap Growth Portfolio
Short Duration Bond Portfolio
Socially Responsive Portfolio

DATED:  May 1, 2012